Exhibit 10.9.1

FIRST AMENDMENT to the

Nationwide Financial Services, Inc.

1996 Long-Term Equity Compensation Plan

Fourth Amended and Restated Version of January 1, 2008

It is hereby understood and agreed that the Nationwide Financial Services, Inc. 1996 Long-Term Equity Compensation Plan Fourth Amended and Restated Version of January 1, 2008 (“Plan”), is further amended, as follows:

Effective February 16, 2009, Section 1.3 is restated as:

1.3 Duration of the Plan. The Plan commenced on the Effective Date, as described in Section 1.1 hereof, and shall remain in effect, subject to the right of the Committee to amend or terminate the Plan at any time pursuant to Article 16 hereof, until all Shares subject to it shall have been purchased or acquired according to the Plan’s provisions. However, in no event may an Award of Incentive Stock Options be granted under the Plan on or after February 27, 2012.

Effective February 16, 2009 the definition of “Committee” is restated as follows:

2.9 “Committee” means the Human Resources Committee of the Nationwide Corporation Board of Directors.

Effective February 16, 2009, Section 3.1 is restated as:

3.1 The Committee. The Plan shall be administered by the Committee. The members of the Committee shall serve at the discretion of the Board of Directors of Nationwide Corporation.